Exhibit 99.1

FOR IMMEDIATE RELEASE

July 28, 2011

Contacts:                             Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

Columbia Banking System Announces Increased

Second Quarter 2011 Earnings and Declares Increased Cash Dividend

Highlights for the Quarter

•	Net income increased to $8.6 million, more than double net income of $3.9 million for the 2nd quarter 2010

•	Net income per diluted common share increased to $0.22, as compared to $0.11 per common share for the 2nd quarter 2010

•	Declares cash dividend of $0.06 per common share, an increase of 20% from prior quarter

•	Noncovered commercial business and real estate loans increase over 6% from year-end 2010

•	Strong core deposits at 91% of total deposits

•	Nonperforming noncovered assets decrease for third consecutive quarter

•	Very strong capital and liquidity measures

•	Assets and liabilities of Summit Bank, Burlington, Washington and First Heritage Bank, Snohomish, Washington, both acquired in May 2011 in FDIC-assisted transactions

•	Retail network expands by 8 locations to 93 branches in Washington and Oregon

TACOMA, Washington—Columbia Banking System, Inc. (NASDAQ: COLB) today announced net income applicable to common shareholders increased to $8.6 million, or 119%, for the second quarter of 2011 compared to $3.9 million for the same quarter of 2010. On a diluted per common share basis, net income for the quarter rose to $0.22 compared with net income of $0.11 for the second quarter of 2010.

Net income applicable to common shareholders for the six months ended June 30, 2011 increased to $14.4 million compared to $10.8 million for the first six months of 2010. On a diluted per common share basis, net income for the first six months of 2011 was $0.36, compared to $0.34 a year earlier. The increase in net income did not result in a significant corresponding increase to diluted earnings per common share due to the additional shares issued in the Company’s stock offering of May, 2010.

Melanie Dressel, President & Chief Executive Officer commented, “We are continuing to implement one of our primary strategies, filling in our footprint between Seattle and Bellingham by acquiring Summit Bank and First Heritage Bank during the second quarter. We are pleased with solid loan growth during a weak economy; our commercial business portfolio is up about 5% from year-end 2010, and commercial real estate loans have increased approximately 6%. While loan generation continues to be challenging, our loan growth reflects our banking teams’ emphasis on existing client relationships as well as identifying and making loans to customers in our important new markets.”

Significant Influences on the Quarter Ended June 30, 2011

Acquisition of Summit Bank

On May 20, 2011, Columbia State Bank acquired all of the deposits and substantially all of the assets of Summit Bank from the Federal Deposit Insurance Corporation (“FDIC”) which had been appointed receiver of the institution, including three branches located in Burlington, Concrete and Mt. Vernon, Washington. Columbia acquired tangible assets with a fair value of approximately $127 million, including $74 million in loans and real estate owned, an FDIC indemnification asset of $27 million, $1 million in investment securities, $16 million of cash and cash equivalents, and $12 million of other assets. Substantially all of the loans and real estate owned are subject to a loss-sharing agreement with the FDIC. Columbia also assumed liabilities with a fair value of approximately $131 million, including $123 million of deposits and $8 million of Federal Home Loan Bank (“FHLB”) advances. The transaction resulted in goodwill of $3.8 million and a core deposit intangible of $509 thousand.

Acquisition of First Heritage Bank

On May 27, 2011, Columbia State Bank acquired all of the deposits and substantially all of the assets of First Heritage Bank from the FDIC, which was appointed receiver of the institution, including five branches in Snohomish, Everett, Monroe, Arlington and Woodinville, Washington. Columbia acquired tangible assets with a fair value of approximately $158 million, including $90 million in loans and real estate owned, an FDIC indemnification asset of $38 million, $6 million in investment securities, $11 million of cash and cash equivalents, and $21 million of other assets. Substantially all of the loans and real estate owned are subject to a loss-sharing agreement with the FDIC. Columbia also assumed liabilities with a fair value of approximately $165 million, including $160 million of deposits, and $5 million of FHLB advances. The transaction resulted in goodwill of $5.9 million and a core deposit intangible of $1.3 million.

Impact of Acquired Loan Accounting

The following table illustrates the significant accounting entries associated with Columbia’s acquired loan portfolios:

Acquired Loan Portfolio Activity

(in thousands)	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Incremental accretion income over stated note rate	$8,883	$21,254
Change in FDIC loss sharing asset	(6,419)	(21,193)
Claw back liability	(448)	(2,148)

Pre-tax earnings impact	$2,016	$(2,087)

The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual rate stated in the individual loan notes. The additional income stems from the discount established at the time these loan portfolios were acquired, and increases net interest income and the net interest margin. The change in the FDIC loss sharing asset recognizes the decreased amount that Columbia expects to collect from the FDIC under the terms of its loss sharing agreements due to lower expected losses on covered loans and other real estate owned. The change in FDIC loss sharing asset affects noninterest income, resulting in a reported noninterest loss for the current quarter.

The Columbia River Bank acquired loan portfolio continues to perform better than originally expected, requiring us to increase our clawback liability from $1.7 million to $2.1 million during the second quarter through a charge to noninterest expense of $448 thousand. The $2.1 million represents the net present value of management’s clawback liability estimate of $3.3 million. The claw back liability is evaluated at the individual portfolio level each quarter and adjusted upward or downward according to the total expected losses over the loss share period.

Capital

The Company’s total risk-based capital ratio at June 30, 2011 exceeded 24%. At the end of the second quarter 2011, our tangible common equity to tangible assets ratio stood at 13.8% as compared to 13.7% at June 30, 2010, 14.25% at March 31, 2011, and 14.0% at both December 31, 2010 and September 30, 2010. Ms. Dressel noted, “We continue to actively consider strategies to effectively utilize our strong capital.”

Net Interest Margin

Columbia’s net interest margin increased to 5.49% in the second quarter of 2011, up from 4.66% for the same quarter last year and 4.35% in the fourth quarter of 2010, and a decrease from 5.80% for the first quarter of 2011.

The table below shows the effect on the net interest margin of the increased yield from the additional accretion of income over the stated contractual loan rate on the acquired loan portfolios for the second quarter and the first six months of 2011.

(in thousands)	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Acquired Loan Effective Yield Income	$16,782	$38,084
Less:
Additional Accretion of Income	(8,883)	(21,254)

Stated Interest Income at Loan Note Rate	$7,899	$16,830

Net Interest Margin Excluding Additional Accretion Income	4.53%	4.48%

Reported Net Interest Margin	5.49%	5.64%

Balance Sheet

At June 30, 2011, the Company’s total assets were $4.43 billion, an increase of 4% from $4.26 billion at December 31, 2010. Total shareholders’ equity at June 30, 2011 was $727.7 million, a decrease of 6% from $775.3 million at June 30, 2010, and an increase of 3% from $706.9 million at December 31, 2010.

Loans not covered under the FDIC loss-sharing agreements (“non-covered loans”) were $1.99 billion at June 30, 2011, up 2% from $1.95 billion at June 30, 2010, and up 4% from $1.92 billion at December 31, 2010. The average yield on non-covered loans for the quarter ended June 30, 2011 was 7.32%.

The non-covered loan portfolio continues to be diversified, mitigating risk by avoiding concentration in any one segment. The portfolio includes 42% commercial business loans, 4% total construction including commercial and residential, 3% one-to-four family residential real estate, and 9% consumer. The remaining 42% of the portfolio is commercial real estate, which consists of 60% income property and 40% owner occupied. Net loans covered under the FDIC-loss sharing agreements (“covered loans”), which provide protection against credit risk on those covered loans, totaled $607.3 million at June 30, 2011.

Total deposits at June 30, 2011 increased 6% to $3.48 billion from $3.28 billion at June 30, 2010, and 4% from $3.33 billion at December 31, 2010. Core deposits (defined as demand, savings, money market accounts and certificates of deposit under $100,000) comprised 91% of total deposits, and were $3.14 billion at June 30, 2011, an increase of 11% from $2.83 billion at June 30, 2010 and 5% from $3.0 billion at December 31, 2010. The average cost of deposits for the quarter ended June 30, 2011 was 0.46%.

Asset Quality

At June 30, 2011, nonperforming assets were $103.2 million, compared to $114.7 million at March 31, 2011 and $131.9 million at June 30, 2010. The $11.5 million decrease in nonperforming assets for the quarter was primarily centered in the 1-4 family residential construction portfolios and our term commercial real estate portfolio. Nonperforming assets declined in our commercial construction and commercial business portfolios as well. For the quarter, the Company added $7.8 million in new nonperforming assets, experienced charge-offs associated with nonperforming assets of $4.2 million, and received payments of $8.1 million. We also reduced other real estate owned (OREO) by $4.7 million and placed $2.3 million of previously nonperforming loans back on accrual status.

The table below sets forth information with respect to nonaccrual loans, restructured loans, total nonperforming loans and total nonperforming assets.

(in thousands)	June 30, 2011	December 31, 2010	June 30, 2010
Nonaccrual noncovered loans:
Commercial business	$11,690	$32,367	$17,309
Real estate:
One-to-four family residential	2,746	2,996	3,113
Commercial and five or more family residential real estate	22,810	23,192	36,097

Total real estate	25,556	26,188	39,210
Real estate construction:
One-to-four family residential	10,108	18,004	32,653
Commercial and five or more family residential real estate	5,976	7,584	14,282

Total real estate construction	16,084	25,588	46,935
Consumer	6,074	5,021	4,955

Total nonaccrual loans	59,404	89,164	108,409
Restructured noncovered loans:
Commercial business	109	—	—
Commercial and five or more family residential real estate	5,871	5,747	—
One-to-four family residential construction	701	758	687

Total restructured noncovered loans	6,681	6,505	687

Total nonperforming noncovered loans	66,085	95,669	109,096
Noncovered real estate owned and other personal property owned	37,116	30,991	22,814

Total nonperforming noncovered assets	$103,201	$126,660	$131,910

Allowance for loan losses to period-end nonperforming noncovered loans	82%	64%	55%
Allowance for loan losses to period-end nonperforming noncovered assets	52%	48%	45%

For the quarter ended June 30, 2011, net loan charge-offs were approximately $3.4 million, compared to $10.7 million for the same period a year ago, and $5.7 million during the first quarter of 2011. Net charge-offs were primarily centered in term commercial real estate loans and commercial real estate construction loans.

The following table provides an analysis of the Company’s allowance for noncovered loan and lease losses at the dates and the periods indicated.

Allowance for Possible Loan Loss

2011 Quarterly Recap by SEC Group

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2011	2010	2011	2010
Beginning balance	$55,315	$56,981	$60,993	$53,478
Charge-offs:
Commercial Business	(834)	(5,428)	(4,205)	(7,644)
One-to-four family residential perm	(216)	(104)	(664)	(104)
Commercial and five or more family residential real estate perm	(1,554)	(499)	(1,919)	(2,982)
One-to-four family residential construction	(805)	(3,002)	(2,232)	(7,664)
Commercial and five or more family residential real estate construction	(1,078)	(726)	(1,565)	(3,079)
Consumer	(271)	(1,314)	(1,196)	(2,453)

Total charge-offs	(4,758)	(11,073)	(11,781)	(23,926)
Recoveries:
Commercial Business	592	132	697	656
One-to-four family residential perm	—	15	—	15
Commercial and five or more family residential real estate perm	13	3	86	41
One-to-four family residential construction	700	141	1,804	908
Commercial and five or more family residential real estate construction	—	—	—	—
Consumer	45	49	108	76

Total recoveries	1,350	340	2,695	1,696

Net (charge-offs)/recoveries	(3,408)	(10,733)	(9,086)	(22,230)
Provision charged to expense	2,150	13,500	2,150	28,500

For the second quarter of 2011, the company made a provision of $2.2 million for noncovered loan losses. For the comparable quarter last year the company made a provision of $13.5 million. The provision for noncovered loan losses was the result of the company’s growth in noncovered loans for the quarter of approximately $103 million. The growth in noncovered loans was centered in term commercial real estate loans and commercial business loans.

The allowance for noncovered loan losses to noncovered period-end loans was 2.72% at June 30, 2011 compared to 3.07% at June 30, 2010 and 3.18% at December 31, 2010. For the quarter, the Company made a provision of $2.2 million for noncovered loans. The need for the provision was primarily driven by loan growth experienced throughout the second quarter of 2011. The allowance for noncovered loan losses to noncovered period end loans was 2.72% at June 30, 2011, compared to 3.07% at June 30, 2010 and 3.18% at December 31, 2010. The decrease is due primarily to the previously mentioned loan growth and improved asset quality. Noncovered past due loans were $7.6 million at June 30, 2011, or 0.38% of total noncovered loans compared to $9.9 million at March 31, 2011, or 0.53% of total noncovered loans and $10.6 million, or 0.55% of total noncovered loans, as of December 31, 2010. As of June 30, 2010 noncovered past due loans were $12.0 million or 0.62% of total noncovered loans.

Operating Results

Quarter ended June 30, 2011

Net Interest Income

Net interest income for the second quarter of 2011 was $49.4 million, an increase of 21% from $40.7 million for the same quarter in 2010, primarily due to the impact of our FDIC-assisted transactions. The Company’s net interest margin increased to 5.49% in the second quarter of 2011, from 4.66% for the same quarter last year. The net interest margin in the second quarter was positively impacted by approximately 95 basis points (a basis point equals 1/100 of 1%) due to the $8.9 million accretion of the discount on the loan portfolios acquired in the four FDIC-assisted transactions. The net interest margin was negatively impacted during the quarter by interest reversals relating to nonaccrual loans totaling $139,000, reducing the net interest margin by an estimated 1 basis point. Interest reversals relating to nonaccrual loans for the six months ended June 30, 2011 were approximately $415,000, reducing the net interest margin by an estimated 2 basis points.

Average interest-earning assets were $3.72 billion during the second quarter, an increase of 3% compared with $3.62 billion during the same quarter of 2010. The yield on average interest-earning assets increased 83 basis points to 5.91% during the second quarter compared with 5.26% during the same quarter of 2010. During the same period, average interest-bearing liabilities decreased slightly to $2.65 billion from $2.66 billion in the second quarter of 2010. The cost of average interest-bearing liabilities decreased 20 basis points to 0.60% during the quarter, from 0.82% in the same quarter of 2010.

Noninterest Income

After removing the change in the FDIC loss sharing asset, noninterest income for the second quarter and year-to-date 2011 was virtually unchanged from the same periods in the prior year.

Noninterest Expense

Total noninterest expense for the second quarter of 2011 was $37.2 million, an increase of 7% from $34.7 million for the same quarter in 2010. The increase is attributable to the operating expenses of the two banks acquired in May, 2011 and an increase in OREO expense. These increases were partially mitigated by decreased data processing expense.

Organizational Update

Ms. Dressel commented, “We have received a positive response from customers in the new communities we serve in Skagit, Snohomish and King Counties of Washington resulting from the acquisitions of Summit Bank and First Heritage Bank. The transitions continue to go smoothly, and I would like to gratefully acknowledge the teamwork and dedication of all our team members as we move toward our conversions, which should be completed toward the end of the year.”

Cash Dividend Announcement

The Board of Directors announced that a quarterly cash dividend of $0.06 per common share will be paid on August 24, 2011 to shareholders of record as of the close of business on August 10, 2011. This is an increase of 20% from $0.05 paid the prior quarter.

Conference Call

Columbia’s management will discuss the second quarter results on a conference call scheduled for Thursday, July 28, 2011 at 1:00 p.m. PDT (4:00 p.m. EDT). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #84977764.

A conference call replay will be available from approximately 2:00 p.m. PDT on July 28, 2011, through midnight PDT on August 4, 2011. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #84977764.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank which was awarded third place in the large employer category by Seattle Business Magazine’s 100 Best Companies to Work For 2010 and was designated one of Puget Sound Business Journal’s “Washington’s Best Workplaces 2010”.

Including the acquisitions of Summit Bank and First Heritage Bank, Columbia Banking System has 93 banking offices, including 68 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.

# # #

Note Regarding Forward-Looking Statements

This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6)

legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands except per share)	2011	2010	2011	2010
Earnings
Net interest income	$49,375	$40,732	$99,824	$79,006
Provision for loan and lease losses, noncovered loans	$2,150	$13,500	$2,150	$28,500
Noninterest income (loss)	$3,542	$13,237	$(1,877)	$31,710
Noninterest expense	$37,164	$34,745	$74,510	$68,642
Net income	$8,632	$5,056	$14,411	$12,972
Net income applicable to common shareholders	$8,632	$3,946	$14,411	$10,755

Per Common Share
Net income (basic)	$0.22	$0.11	$0.37	$0.34
Net income (diluted)	$0.22	$0.11	$0.36	$0.34

Averages
Total assets	$4,324,390	$4,327,894	$4,296,494	$4,137,525
Interest-earning assets	$3,719,558	$3,624,548	$3,676,351	$3,497,103
Loans, including covered loans	$2,439,439	$2,550,813	$2,413,899	$2,495,919
Securities	$988,839	$728,169	$878,712	$719,457
Deposits	$3,382,486	$3,303,661	$3,344,538	$3,220,268
Core deposits	$3,073,068	$2,820,378	$3,031,677	$2,714,914
Interest-bearing deposits	$2,479,485	$2,487,757	$2,454,790	$2,441,914
Interest-bearing liabilities	$2,647,990	$2,663,584	$2,621,987	$2,617,840
Noninterest-bearing deposits	$903,001	$815,904	$889,748	$778,354
Shareholders’ equity	$719,165	$684,929	$714,748	$612,793

Financial Ratios
Return on average assets	0.80%	0.47%	0.68%	0.63%
Return on average common equity	4.81%	2.59%	4.07%	4.03%
Average equity to average assets	16.63%	15.83%	16.64%	14.81%
Net interest margin	5.49%	4.66%	5.64%	4.72%
Efficiency ratio (tax equivalent)(1)	69.49%	68.15%	71.35%	67.61%

	June 30,		December 31,
	2011	2010	2010
Period end
Total assets	$4,429,143	$4,289,115	$4,256,363
Covered assets	$631,549	$599,305	$531,504
Loans, excluding covered loans	$1,987,474	$1,945,972	$1,915,754
Allowance for loan and lease losses	$54,057	$59,748	$60,993
Securities	$1,008,559	$727,825	$781,774
Deposits	$3,475,167	$3,284,947	$3,327,269
Core deposits	$3,142,975	$2,831,319	$2,998,482
Shareholders’ equity	$727,680	$775,295	$706,878

Book value per common share	$18.43	$17.83	$17.97

Nonperforming, noncovered assets
Nonaccrual loans	$59,404	$108,409	$89,163
Restructured loans accruing interest	6,681	687	6,505
Other real estate owned and other personal property owned	37,116	22,814	30,991

Total nonperforming, noncovered assets	$103,201	$131,910	$126,659

Nonperforming loans to period-end noncovered loans	3.33%	5.61%	4.99%
Nonperforming assets to period-end noncovered assets	2.72%	3.57%	3.40%
Allowance for loan and lease losses to period-end noncovered loans	2.72%	3.07%	3.18%
Allowance for loan and lease losses to nonperforming noncovered loans	81.80%	54.77%	63.75%
Allowance for loan and lease losses to nonperforming noncovered assets	52.38%	45.29%	48.16%
Net noncovered loan charge-offs	$9,086 (2)	$22,230 (3)	$33,776 (4)

(1)	Noninterest expense, excluding net cost of operation of other real estate and FDIC clawback liability expense, divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, gain on bank acquisition, incremental accretion income on the acquired loan portfolio and the change in FDIC indemnification asset.
(2)	For the six months ended June 30, 2011.
(3)	For the six months ended June 30, 2010.
(4)	For the twelve months ended December 31, 2010.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	June 30,		December 31
(in thousands)	2011		2010
Loan Portfolio Composition

Noncovered loans:
Commercial business	$836,745	42.1%	$795,369	41.5%

Real Estate:
One-to-four family residential	51,077	2.6%	49,383	2.6%
Five or more family residential and commercial	843,288	42.4%	794,329	41.5%

Total Real Estate	894,365	45.0%	843,712	44.1%

Real Estate Construction:
One-to-four family residential	52,368	2.7%	67,961	3.5%
Five or more family residential and commercial	29,886	1.5%	30,185	1.6%

Total Real Estate Construction	82,254	4.2%	98,146	5.1%

Consumer	177,564	8.9%	182,017	9.5%

Subtotal loans	1,990,928	100.2%	1,919,244	100.2%
Less: Deferred loan fees	(3,454)	-0.2%	(3,490)	-0.2%

Total noncovered loans, net of deferred fees	1,987,474	100.0%	1,915,754	100.0%

Less: Allowance for loan and lease losses	(54,057)		(60,993)

Noncovered loans, net	1,933,417		1,854,761

Covered loans, net of allowance for loan losses of ($7,948) and ($6,055), respectively	607,310		517,061

Total loans, net	$2,540,727		$2,371,822

Loans held for sale	$655		$754

	June 30,		December 31
	2011		2010
Deposit Composition
Core deposits:
Demand and other non-interest bearing	$923,031	26.6%	$895,671	26.9%
Interest bearing demand	707,554	20.3%	672,307	20.2%
Money market	933,412	26.9%	920,831	27.7%
Savings	232,633	6.7%	210,995	6.3%
Certificates of deposit less than $100,000	346,345	10.0%	298,678	9.0%

Total core deposits	3,142,975	90.5%	2,998,482	90.0%

Certificates of deposit greater than $100,000	282,766	8.1%	266,708	8.0%
Certificates of deposit insured by CDARS®	48,524	1.4%	38,312	1.2%
Wholesale certificates of deposit	396	0.0%	23,155	0.7%

Subtotal	3,474,661	100.0%	3,326,657	100.0%
Premium resulting from acquisition date fair value adjustment	506		612

Total Deposits	$3,475,167		$3,327,269

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Three Months Ended
(in thousands except per share)	Jun 30 2011	Mar 31 2011	Dec 31 2010	Sep 30 2010	Jun 30 2010
Earnings
Net interest income	$49,375	$50,449	$38,816	$46,965	$40,732
Provision for loan and lease losses, noncovered loans	$2,150	$—	$3,791	$9,000	$13,500
Noninterest income (loss)	$3,542	$(5,419)	$15,888	$5,183	$13,237
Noninterest expense	$37,164	$37,346	$34,985	$33,520	$34,745
Net income	$8,632	$5,779	$12,608	$5,204	$5,056
Net income applicable to common shareholders	$8,632	$5,779	$12,608	$2,474	$3,946

Per Common Share
Earnings (basic)	$0.22	$0.15	$0.32	$0.06	$0.11
Earnings (diluted)	$0.22	$0.15	$0.32	$0.06	$0.11
Book value	$18.43	$18.09	$17.97	$17.92	$17.83

Averages
Total assets	$4,324,390	$4,268,348	$4,354,890	$4,360,913	$4,327,894
Interest-earning assets	$3,719,558	$3,632,663	$3,682,951	$3,654,932	$3,624,548
Loans, including covered loans	$2,439,439	$2,388,076	$2,450,793	$2,500,302	$2,550,813
Securities	$988,839	$767,360	$726,470	$715,201	$728,169
Deposits	$3,382,486	$3,306,168	$3,343,920	$3,297,583	$3,303,661
Core deposits	$3,073,068	$2,989,825	$2,992,417	$2,887,044	$2,820,378
Interest-bearing deposits	$2,479,485	$2,429,821	$2,458,466	$2,467,763	$2,487,757
Interest-bearing liabilities	$2,647,990	$2,596,833	$2,627,804	$2,640,738	$2,663,584
Noninterest-bearing deposits	$903,001	$876,347	$885,454	$829,820	$815,904
Shareholders’ equity	$719,165	$710,282	$707,319	$739,155	$684,929

Financial Ratios
Return on average assets	0.80%	0.55%	1.15%	0.47%	0.47%
Return on average common equity	4.81%	3.30%	7.07%	1.39%	2.59%
Average equity to average assets	16.63%	16.64%	16.24%	16.95%	15.83%
Net interest margin	5.49%	5.80%	4.35%	5.24%	4.66%
Efficiency ratio (tax equivalent)	69.49%	73.33%	65.33%	68.33%	68.15%

Period end
Total assets	$4,429,143	$4,264,319	$4,256,363	$4,245,260	$4,289,115
Covered assets, net	$631,549	$499,872	$531,504	$577,817	$599,306
Noncovered loans	$1,987,474	$1,884,206	$1,915,754	$1,934,162	$1,945,972
Allowance for loan and lease losses	$54,057	$55,315	$60,993	$62,334	$59,748
Securities	$1,008,559	$906,096	$781,774	$710,649	$727,825
Deposits	$3,475,167	$3,336,213	$3,327,269	$3,306,886	$3,284,947
Core deposits	$3,142,975	$3,027,898	$2,998,482	$2,934,451	$2,831,319
Shareholders’ equity	$727,680	$714,083	$706,878	$704,692	$775,295

Nonperforming, noncovered assets
Nonaccrual loans	$59,404	$78,692	$89,163	$91,406	$108,409
Restructured loans accruing interest	6,681	6,739	6,505	6,482	687

Other real estate owned and other personal property owned	37,116	29,315	30,991	23,259	22,814

Total nonperforming, noncovered assets	$103,201	$114,746	$126,659	$121,147	$131,910

Nonperforming loans to period-end noncovered loans	3.33%	4.53%	4.99%	5.06%	5.61%
Nonperforming assets to period-end noncovered assets	2.72%	3.05%	3.40%	3.30%	3.57%

Allowance for loan and lease losses to period-end noncovered loans	2.72%	2.94%	3.18%	3.22%	3.07%
Allowance for loan and lease losses to nonperforming noncovered loans	81.80%	64.75%	63.75%	63.68%	54.77%
Allowance for loan and lease losses to nonperforming noncovered assets	52.38%	48.21%	48.16%	51.45%	45.29%
Net noncovered loan charge-offs	$3,408	$5,678	$5,132	$6,414	$10,733

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

Columbia Banking System, Inc.

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands except per share)	2011	2010	2011	2010
Interest Income
Loans	$44,362	$38,940	$91,791	$75,887
Taxable securities	6,247	4,708	10,664	9,453
Tax-exempt securities	2,516	2,290	4,983	4,736
Federal funds sold and deposits in banks	184	210	482	359

Total interest income	53,309	46,148	107,920	90,435

Interest Expense
Deposits	2,848	4,334	5,927	9,275
Federal Home Loan Bank advances	714	710	1,408	1,415
Long-term obligations	253	254	504	503
Other borrowings	119	118	257	236

Total interest expense	3,934	5,416	8,096	11,429

Net Interest Income	49,375	40,732	99,824	79,006
Provision for loan and lease losses	2,150	13,500	2,150	28,500
Provision for losses on covered loans	2,301	—	1,879	—

Net interest income after provision	44,924	27,232	95,795	50,506

Noninterest Income (Loss)
Service charges and other fees	6,467	6,442	12,755	11,866
Gain on bank acquisition	—	—	—	9,818
Merchant services fees	1,808	1,913	3,441	3,652
Gain on sale of investment securities, net	—	—	—	58
Bank owned life insurance	528	516	1,033	1,020
Change in FDIC loss sharing asset	(6,419)	3,399	(21,193)	3,399
Other	1,158	967	2,087	1,897

Total noninterest income (loss)	3,542	13,237	(1,877)	31,710

Noninterest Expense
Compensation and employee benefits	19,459	17,497	38,380	34,483
Occupancy	4,388	4,307	8,785	8,276
Merchant processing	905	1,227	1,788	2,327
Advertising and promotion	1,012	785	1,913	1,623
Data processing and communications	1,913	2,567	3,837	4,446
Legal and professional fees	1,498	1,477	2,911	2,975
Taxes, licenses and fees	907	688	1,772	1,252
Regulatory premiums	1,279	1,462	2,979	2,918
Net cost of operation of other real estate	214	(672)	(228)	640
Amortization of intangibles	955	1,055	1,939	1,842
FDIC clawback liability	448	—	2,148	—
Other	4,186	4,352	8,286	7,860

Total noninterest expense	37,164	34,745	74,510	68,642

Income before income taxes	11,302	5,724	19,408	13,574
Income tax expense	2,670	668	4,997	602

Net Income	$8,632	$5,056	$14,411	$12,972

Net Income Applicable to Common Shareholders	$8,632	$3,946	$14,411	$10,755

Earnings per common share
Basic	$0.22	$0.11	$0.37	$0.34
Diluted	$0.22	$0.11	$0.36	$0.34
Dividends paid per common share	$0.05	$0.01	$0.08	$0.02
Weighted average number of common shares outstanding	39,107	34,829	39,073	31,376
Weighted average number of diluted common shares outstanding	39,166	35,077	39,159	31,607

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited)

(in thousands)	June 30, 2011	December 31, 2010
ASSETS
Cash and due from banks	$89,926	$55,492
Interest-earning deposits with banks and federal funds sold	179,573	458,638

Total cash and cash equivalents	269,499	514,130
Securities available for sale at fair value (amortized cost of $956,125 and $743,928, respectively)	989,768	763,866
Federal Home Loan Bank stock at cost	18,791	17,908
Loans held for sale	655	754
Noncovered loans, net of deferred loan fees of ($3,454) and ($3,490), respectively	1,987,474	1,915,754
Less: allowance for loan and lease losses	54,057	60,993

Noncovered loans, net	1,933,417	1,854,761
Covered loans, net of allowance for loan losses of ($7,948) and ($6, 055), respectively	607,310	517,061

Total loans, net	2,540,727	2,371,822
FDIC loss sharing asset	206,238	205,991
Interest receivable	14,010	11,164
Premises and equipment, net	99,439	93,108
Other real estate owned ($24,239 and $14,443 covered by Federal Deposit Insurance Corporation loss share, respectively)	46,979	45,434
Goodwill	119,343	109,639
Core deposit intangible, net	18,602	18,696
Other assets	105,092	103,851

Total Assets	$4,429,143	$4,256,363

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing			$923,031	$895,671
Interest-bearing			2,552,136	2,431,598

Total deposits			3,475,167	3,327,269
Federal Home Loan Bank advances			120,681	119,405
Securities sold under agreements to repurchase			25,000	25,000
Other borrowings			—	642
Long-term subordinated debt			25,768	25,735
Other liabilities			54,847	51,434

Total liabilities			3,701,463	3,549,485
Commitments and contingent liabilities
	June 30, 2011	December 31, 2010
Common Stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	39,475	39,338	578,046	576,905
Retained earnings			128,949	117,692
Accumulated other comprehensive income			20,685	12,281

Total shareholders’ equity			727,680	706,878

Total Liabilities and Shareholders’ Equity			$4,429,143	$4,256,363